Exhibit 99.1

NEWS RELEASE

KENNEDY WILSON ANNOUNCES $250 MILLION SHARE REPURCHASE PROGRAM
Buyback to be funded primarily from non-core asset sales

BEVERLY HILLS, Calif.--(BUSINESS WIRE)--March 20, 2018-- Global real estate investment company Kennedy Wilson (NYSE:KW) today announced that its Board of Directors has approved the repurchase of up to $250 million of the company’s common stock. The company intends to fund the share repurchase program primarily with proceeds from future sales of non-core assets. The company currently expects to complete the repurchase program within the next 18 months.
"This share repurchase program will enable us to use gains from the sale of non-core assets to return value to shareholders while maintaining a strong balance sheet with ample liquidity to invest in potential future opportunities that will drive long-term growth," said William McMorrow, Chairman and Chief Executive Officer.
Repurchases under the program may be made in the open market, in privately negotiated transactions, through the net settlement of the company’s restricted stock grants or otherwise, with the amount and timing of repurchases dependent on market conditions and subject to the company’s discretion. The program does not obligate the company to repurchase any specific number of shares and, subject to compliance with applicable laws, may be suspended or terminated at any time without prior notice.
About Kennedy Wilson
Kennedy Wilson is a leading global real estate investment company.  We own, operate, and invest in real estate both on our own and through our investment management platform.  We focus on multifamily and office properties located in the Western U.S., the U.K., and Ireland.
KW-IR
Contact: Daven Bhavsar, CFA
Director of Investor Relations
(310) 887-3431
dbhavsar@kennedywilson.com

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